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                                 Exhibit 99.1
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Discreet Logic and MGI Software Annul Arrangement Agreement

MONTREAL, Quebec and TORONTO, Ontario - 08 June 1998 - Discreet Logic (Nasdaq:
DSLGF) and MGI Software Corp. (TSE: MGI) today announced a mutual termination of their Arrangement Agreement entered into on March 9, 1998. Both Discreet and MGI have determined that, in light of current conditions which could result in significant delays in the realization of previously discussed anticipated benefits and synergies of the merger, it is in the best interests of both companies to terminate the agreement and remain independent companies. Discreet Logic will assume US $450,000 of MGI's costs in connection with the Arrangement Agreement.

"We are pleased that the situation was resolved constructively," said Richard Szalwinski, president and CEO, Discreet Logic. "We remain committed to growing our current businesses, advanced systems and new media, and exploring new market opportunities."

"We have worked to address investors' concerns while keeping focus on the long-term competitiveness and growth of our company," said Anthony DeCristofaro, president and CEO, MGI Software. "We are looking forward to introducing the new versions of our flagship photo and video products."

About MGI Software

MGI's mission is to "change the way you picture the world" by revolutionizing the way we experience photography, video, and other media on PCs and the Internet. The company has quickly vaulted to the forefront in visual creation software with its award-winning products and relationships with leading manufacturers driving the convergence of computing with "still" and "motion" pictures. MGI's partners include Intel Corporation, Mitsui & Co. of Japan, and major photo finishing, camera, computer, and printer companies. With more than 12 million copies sold, MGI's PhotoSuite and VideoWave are the leading brands in retail stores and OEM distribution. MGI's products are available in 14 languages through a worldwide network of distributors and retailers spanning 25 countries. For more information visit MGI Software at www.mgisoft.com.

About Discreet Logic

Discreet Logic, recently named as Canada's third fastest growing company by Profit Magazine, develops advanced systems and new media software used in the creation of digital imagery and serve three key markets: visual effects, editing and production. Discreet Logic products are used to develop imagery for video, broadcast, HDTV, the web, new media and feature films, including 1998 Summer blockbuster Godzilla, the 1998 Visual Effects Academy Award winner "Titanic"; as well as previous Academy Award winner "Independence Day". For further information, visit Discreet Logic at www.discreet.com or e-mail info@discreet.com.

Discreet Logic is a trademark of Discreet Logic Inc. MGI, MGI PhotoSuite, MGI VideoWave are trademarks or registered trademarks of MGI Software Corp. All other company and/or product names are trademarks and/or registered trademarks of their respective manufacturers.

Contacts:

Discreet Logic
Media: Leigh Pesqueira, Tel: 514.954.7204 and Emma Shield, Tel: 514.954.7151
Investors: Tim Getz, Tel: 514.393.1616

MGI Software Corp.
Investors/Media:  Josef Zankowicz, Tel:  905.707.3650
Email: JosefZ@mgisoft.com